Exhibit 99.1

April 28, 2017	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Announces First Quarter 2017 Results
HOUSTON, April 28, 2017/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the first quarter of 2017.
First Quarter 2017 Highlights

•	Equivalent daily production growth of seven percent relative to the prior-year comparable quarter

•	Net income of $105.7 million compared to a net loss of $51.2 million in the prior-year comparable quarter

•	Cash flow from operating activities of $269.4 million, an increase of 301 percent relative to the prior-year comparable quarter

•	EBITDAX of $306.3 million, an increase of 202 percent relative to the prior-year comparable quarter

•	Generated positive free cash flow (cash flow from operating activities less capital expenditures) for the fourth consecutive quarter

•	Natural gas price realizations improved by 77 percent relative to the prior-year comparable quarter

•	Operating expenses per unit improved by 11 percent relative to the prior-year comparable quarter

•	Increased full-year 2017 production growth guidance range from 5 - 10 percent to 8 - 12 percent
"Our significant increase in net income and cash flow for the quarter highlights the impact of higher realized natural gas prices due to the recent tightening of the U.S. natural gas market,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “Based on our improved outlook for natural gas price realizations throughout the year, we have increased our production guidance range to reflect our confidence in delivering a higher level of returns-focused growth in 2017.”
First Quarter 2017 Financial Results
Equivalent production for the first quarter of 2017 was 170.1 billion cubic feet equivalent (Bcfe), consisting of 163.8 billion cubic feet (Bcf) of natural gas, 921.0 thousand barrels (Mbbls) of crude oil and condensate, and 123.5 Mbbls of natural gas liquids (NGLs). Equivalent daily production was in line with the high-end of the Company’s guidance range for the quarter.
Net income for the first quarter of 2017 was $105.7 million, or $0.23 per share, compared to a net loss of $51.2 million, or $0.12 per share, for the first quarter of 2016. Excluding the effect of selected items (detailed in the table below), net income was $89.1 million, or $0.19 per share, compared to a net loss of $55.4 million, or $0.13 per share, for the first quarter of 2016. Cash flow from operating activities for the first quarter of 2017 was $269.4 million, compared to $67.1 million for the first quarter of 2016. Discretionary cash flow for the first quarter of 2017 was $273.0 million, compared to $71.2 million for the first quarter of 2016.

EBITDAX for the first quarter of 2017 was $306.3 million, compared to $101.4 million for the first quarter of 2016. See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including discretionary cash flow, net income (loss) excluding selected items, EBITDAX and net debt to adjusted capitalization ratio.
Natural gas price realizations, including the impact of derivatives, were $2.64 per thousand cubic feet (Mcf) for the first quarter of 2017, a 77 percent improvement compared to first quarter of 2016 and a 36 percent sequential improvement compared to the fourth quarter of 2016. Excluding the impact of derivatives, natural gas price realizations for the quarter were $2.65 per Mcf, representing a $0.67 discount to NYMEX settlement prices. Oil price realizations, including the impact of derivatives, were $46.73 per barrel (Bbl), an increase of 69 percent compared to the first quarter of 2016. NGL price realizations were $20.71 per Bbl, an increase of 187 percent compared to the first quarter of 2016.
Operating expenses (including financing) decreased to $2.01 per thousand cubic feet equivalent (Mcfe) in the first quarter of 2017, an 11 percent improvement compared to $2.26 per Mcfe in the first quarter of 2016. Cash operating expenses (excluding depreciation, depletion and amortization; stock-based compensation; exploratory dry hole cost; and amortization of debt issuance costs) decreased to $1.15 per Mcfe in the first quarter of 2017, a two percent improvement over the first quarter of 2016. All operating expense categories decreased on a per unit basis relative to last year's comparable quarter except for transportation and gathering, which increased primarily as a result of a charge associated with transportation expenses in the Eagle Ford, and taxes other than income, which increased primarily as a result of higher crude oil prices and the receipt of a production tax refund in the first quarter of 2016. The Company has reaffirmed its cost guidance for the full-year.
Cabot incurred a total of $212.2 million of capital expenditures during the first quarter of 2017 including $142.0 million of drilling and facilities capital associated with drilling 21 gross (21.0 net) wells and completing 25 gross (24.0 net) wells; $67.9 million of leasehold acquisition capital associated with grassroots leasing efforts, primarily in new exploratory operating areas; and $2.4 million of other capital. Additionally, the Company contributed $7.7 million to its equity pipeline investments in the Atlantic Sunrise and Constitution projects during the first quarter of 2017. “Recently, we have highlighted our plans to evaluate new platforms for future growth that generate competitive full-cycle returns,” stated Dinges. “While this is not an easy task, we have identified two new exploratory areas where we have the potential to build sizable, contiguous acreage positions at a low cost of entry that have garnered investment capital in a similar manner as our Marcellus asset did over ten years ago.” Added Dinges, “As we have demonstrated over the years, we will continue to remain disciplined with our capital as we assess these new opportunities.”
See the supplemental table at the end of this press release reconciling the capital expenditures for the quarter.
First Quarter 2017 Operational Highlights
Marcellus Shale
During the first quarter of 2017, Cabot averaged 1,782 million cubic feet (Mmcf) per day of net Marcellus production (2,088 gross operated Mmcf per day), an increase of six percent sequentially compared to the fourth quarter of 2016. During the first quarter, the Company drilled and completed 14 net wells and placed 23 net wells on production. “20 of the wells placed on production during the quarter were completed with our fourth generation completion design and the average cumulative production for these wells is outperforming our 4.4 Bcf per 1,000 lateral feet type curve,” commented Dinges.
Cabot’s operating efficiencies in the Marcellus Shale continue to improve, highlighted by another record-low quarter for drilling costs per foot, which were 12 percent lower in the first quarter of 2017 as compared to the full-year 2016 average.

Cabot is currently operating two rigs and utilizing one 24-hour completion crew in the Marcellus Shale and plans to remain at this level for the remainder of the year.
Eagle Ford Shale
Cabot's net production in the Eagle Ford Shale during the first quarter of 2017 was 12,059 barrels of oil equivalent (Boe) per day (84% oil), an increase of 15 percent sequentially compared to the fourth quarter of 2016. During the first quarter, the Company drilled 7 net wells and completed and placed on production 10 net wells.
Cabot’s operating efficiencies in the Eagle Ford Shale continue to improve, highlighted by another record-low quarter for drilling costs per foot, which were 13 percent lower in the first quarter of 2017 as compared to the full-year 2016 average.
Cabot is currently operating one rig and utilizing one completion crew in the Eagle Ford Shale and plans to remain at this level for the remainder of the year.
Financial Position and Liquidity
As of March 31, 2017, Cabot had total debt of $1.5 billion and cash on hand of $537.5 million. The Company's net debt to adjusted capitalization ratio and net debt to trailing twelve months EBITDAX ratio were 26.6 percent and 1.3x, respectively, compared to 28.5 percent and 1.8x as of December 31, 2016.
Effective April 11, 2017, Cabot's borrowing base was unanimously reaffirmed by its 20 lenders at $3.2 billion. Total commitments under the Company’s credit facility remain unchanged at $1.8 billion, with approximately $1.7 billion currently available to Cabot. The Company currently has no debt outstanding under the credit facility, resulting in approximately $2.2 billion of liquidity. Cabot's next annual borrowing base redetermination is scheduled for April 2018.
Second Quarter and Full-Year 2017 Guidance Update
Cabot has provided second quarter 2017 net production guidance of 1,780 to 1,820 Mmcf per day for natural gas; 12,000 to 12,500 Bbls per day for crude oil and condensate; and 1,350 to 1,400 Bbls per day for NGLs.
Based on recent outperformance from its fourth generation Marcellus wells, coupled with an improving natural gas price outlook throughout Appalachia, the Company has increased its 2017 production growth guidance range from 5 - 10 percent to 8 - 12 percent. Additionally, the Company has increased its capital budget for the year to reflect an increase of up to $125 million for exploratory leasing and testing, resulting in full-year 2017 exploration and production (E&P) spending of up to $775 million (depending on the success of its exploratory activities). In addition, Cabot anticipates approximately $70 million of contributions to its equity pipeline investments resulting in total 2017 program spending of $845 million. Despite the increase in spending, the Company is currently forecasting over $250 million of positive free cash flow for the year based on recent Strip prices.
For further disclosure on Cabot's natural gas pricing exposure by index and cost guidance, please see the current Guidance slide in the Investor Relations section of the Company's website.
Conference Call Webcast and Supplemental Earnings Materials
A conference call is scheduled for Friday, April 28, 2017, at 9:30 a.m. Eastern Time to discuss first quarter 2017 financial and operating results. A supplemental presentation is also available in the Investor Relations section of the Company's website at www.cabotog.com. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.
This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Three Months Ended March 31,
	2017	2016
PRODUCTION VOLUMES
Natural gas (Bcf)	163.8	153.1
Crude oil and condensate (Mbbl)	921.0	1,109.6
Natural gas liquids (NGLs) (Mbbl)	123.5	92.1
Equivalent production (Bcfe)	170.1	160.3

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$2.64	$1.49
Natural gas, excluding hedges ($/Mcf)	$2.65	$1.49
Crude oil and condensate, including hedges ($/Bbl)	$46.73	$27.65
Crude oil and condensate, excluding hedges ($/Bbl)	$46.68	$27.65
NGL ($/Bbl)	$20.71	$7.22

AVERAGE UNIT COSTS ($/Mcfe)
Direct operations	$0.14	$0.16
Transportation and gathering	0.73	0.68
Taxes other than income	0.05	0.04
Exploration	0.04	0.04
Depreciation, depletion and amortization	0.79	1.01
General and administrative (excluding stock-based compensation)	0.09	0.11
Stock-based compensation	0.05	0.07
Interest expense	0.12	0.15
	$2.01	$2.26

WELLS DRILLED (1)
Gross	21	10
Net	21.0	10.0

WELLS COMPLETED (1)
Gross	25	15
Net	24.0	15.0

(1)     Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2017	2016
OPERATING REVENUES
Natural gas	$433,442	$227,578
Crude oil and condensate	42,990	30,676
Gain on derivative instruments	33,384	18,994
Brokered natural gas	4,695	3,180
Other	3,332	1,513
	517,843	281,941
OPERATING EXPENSES
Direct operations	24,641	26,035
Transportation and gathering	123,474	109,652
Brokered natural gas	4,046	2,566
Taxes other than income	9,058	5,994
Exploration	6,198	6,383
Depreciation, depletion and amortization	135,100	161,887
General and administrative (excluding stock-based compensation)	15,447	17,267
Stock-based compensation(1)	8,253	10,606
	326,217	340,390
Earnings (loss) on equity method investments	(1,283)	2,009
Gain (loss) on sale of assets	(223)	1,354
INCOME (LOSS) FROM OPERATIONS	190,120	(55,086)
Interest expense	20,771	24,375
Other expense	424	503
Income (loss) before income taxes	168,925	(79,964)
Income tax expense (benefit)	63,205	(28,770)
NET INCOME (LOSS)	$105,720	$(51,194)
Earnings (loss) per share - Basic	$0.23	$(0.12)
Weighted-average common shares outstanding	465,348	431,841

(1) Includes the impact of the Company’s performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	March 31, 2017	December 31, 2016
ASSETS
Current assets	$748,313	$715,881
Properties and equipment, net (Successful efforts method)	4,328,360	4,250,125
Other assets	167,715	156,563
	$5,244,388	$5,122,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$224,395	$257,812
Long-term debt, net	1,520,870	1,520,530
Deferred income taxes	590,575	579,447
Other liabilities	201,369	197,113
Stockholders' equity	2,707,179	2,567,667
	$5,244,388	$5,122,569

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In thousands)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$105,720	$(51,194)
Deferred income tax expense (benefit)	53,289	(28,973)
(Gain) loss on sale of assets	223	(1,354)
Exploratory dry hole cost	2,842	—
Gain on derivative instruments	(33,384)	(18,994)
Net cash paid in settlement of derivative instruments	(1,524)	—
Income charges not requiring cash	145,855	171,675
Changes in assets and liabilities	(3,643)	(4,048)
Net cash provided by operating activities	269,378	67,112

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(208,384)	(92,237)
Proceeds from sale of assets	374	49,828
Investment in equity method investments	(7,742)	(11,652)
Net cash used in investing activities	(215,752)	(54,061)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	—	(413,000)
Sale of common stock, net	—	995,278
Dividends paid	(9,306)	(8,282)
Tax withholdings on stock award vestings	(5,414)	(5,022)
Capitalized debt issuance costs	—	(3,223)
Other	37	—
Net cash provided by (used in) financing activities	(14,683)	565,751

Net increase in cash and cash equivalents	$38,943	$578,802

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

	Three Months Ended March 31,
(In thousands, except per share amounts)	2017	2016
As reported - net income (loss)	$105,720	$(51,194)
Reversal of selected items:
(Gain) loss on sale of assets	223	(1,354)
(Gain) loss on derivative instruments(1)	(34,908)	(18,994)
Drilling rig termination fees	—	3,188
Stock-based compensation expense	8,253	10,606
Tax effect on selected items	9,767	2,382
Net income (loss) excluding selected items	$89,055	$(55,366)
As reported - earnings (loss) per share	$0.23	$(0.12)
Per share impact of selected items	(0.04)	(0.01)
Earnings (loss) per share excluding selected items	$0.19	$(0.13)
Weighted-average common shares outstanding	465,348	431,841

(1) This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation

	Three Months Ended March 31,
(In thousands)	2017	2016
Net income (loss)	$105,720	$(51,194)
Plus (less):
Deferred income tax expense (benefit)	53,289	(28,973)
(Gain) loss on sale of assets	223	(1,354)
Exploratory dry hole cost	2,842	—
Gain on derivative instruments	(33,384)	(18,994)
Net cash paid in settlement of derivative instruments	(1,524)	—
Income charges not requiring cash	145,855	171,675
Discretionary cash flow	273,021	71,160
Changes in assets and liabilities	(3,643)	(4,048)
Net cash provided by operating activities	$269,378	$67,112

EBITDAX Calculation and Reconciliation

	Three Months Ended March 31,
(In thousands)	2017	2016
Net income (loss)	$105,720	$(51,194)
Plus (less):
Interest expense	20,771	24,375
Other expense	424	503
Income tax expense (benefit)	63,205	(28,770)
Depreciation, depletion and amortization	135,100	161,887
Exploration	6,198	6,383
(Gain) loss on sale of assets	223	(1,354)
Non-cash (gain) loss on derivative instruments	(34,908)	(18,994)
(Earnings) loss on equity method investments	1,283	(2,009)
Stock-based compensation	8,253	10,606
EBITDAX	$306,269	$101,433

Net Debt Reconciliation

(In thousands)	March 31, 2017	December 31, 2016
Total debt	$1,520,870	$1,520,530
Stockholders’ equity	2,707,179	2,567,667
Total capitalization	$4,228,049	$4,088,197

Total debt	$1,520,870	$1,520,530
Less: Cash and cash equivalents	(537,485)	(498,542)
Net debt	$983,385	$1,021,988

Net debt	$983,385	$1,021,988
Stockholders’ equity	2,707,179	2,567,667
Total adjusted capitalization	$3,690,564	$3,589,655

Total debt to total capitalization ratio	36.0%	37.2%
Less: Impact of cash and cash equivalents	9.4%	8.7%
Net debt to adjusted capitalization ratio	26.6%	28.5%

Capital Expenditures

	Three Months Ended March 31,
(In thousands)	2017	2016
Cash paid for capital expenditures	$208,384	$92,237
Change in accrued capital costs	6,695	(549)
Exploratory dry hole cost	(2,842)	—
Capital expenditures	$212,237	$91,688